Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

BOSTON, MASSACHUSETTS - November 17, 2020 - American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due 2024, 2028 and 2051 in aggregate principal amounts of $500.0 million, $650.0 million and $550.0 million, respectively. The 2024 notes will have an interest rate of 0.600% per annum and are being issued at a price equal to 99.825% of their face value. The 2028 notes will have an interest rate of 1.500% per annum and are being issued at a price equal to 99.971% of their face value. The 2051 notes will have an interest rate of 2.950% per annum and are being issued at a price equal to 98.930% of their face value.

The net proceeds of the offering are expected to be approximately $1,678.9 million, after deducting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds to repay existing indebtedness under its $2.35 billion senior unsecured revolving credit facility, as amended and restated in December 2019, and for general corporate purposes, which may include, among other things, the funding of acquisitions, additions to working capital and repayment or refinancing of existing indebtedness.

Barclays, Mizuho Securities, RBC Capital Markets, SMBC Nikko and TD Securities are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling Barclays Capital Inc. at 1-888-603-5847, Mizuho Securities USA LLC at 1-866-271-7403, RBC Capital Markets, LLC at 1-866-375-6829, SMBC Nikko Securities America, Inc. at 1-888-868-6856 or TD Securities (USA) LLC at 1-855-495-9846.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 181,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2019, as updated in Part II, Item 1A of its Form 10-Q for the quarter ended March 31, 2020, under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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